DATED FEBRUARY 26, 1999



                  POLSKIE GORNICTWO NAFTOWE I GAZOWNICTWO S.A.



                                      AND

                             APACHE OVERSEAS, INC.

                            APACHE POLAND SP. Z O.O.

                                FX ENERGY, INC.

                          FX ENERGY POLAND SP. Z O.O.






                            AGREEMENT ON COOPERATION
                             IN THE LACHOWICE AREA
                               (FARMIN AGREEMENT)

CONTENTS


NO.  CLAUSE

1    DEFINITIONS

2    OBLIGATIONS OF APACHE AND FX

3    OBLIGATIONS OF POGC

4    GOVERNMENTAL PERMITS

5    OBLIGATIONS OF PARTIES UPON ESTABLISHMENT OF PARTNERSHIP

6    LIABILITY

7    GUARANTEE BY APACHE OVERSEAS, INC. AND FX ENERGY, INC.

8    REPRESENTATIONS AND WARRANTIES OF APACHE, FX AND POGC

9    OPERATIONS

10   DEFAULT AND TERMINATION

11   FORCE MAJEURE

12   ANNOUNCEMENTS AND CONFIDENTIALITY

13   NOTICES

14   COSTS, EXPENSES AND TAXES

15   RELATIONSHIP OF PARTIES

16   ASSIGNMENT

17   GENERAL

18   GOVERNING LAW AND ARBITRATION

19   ENTIRE AGREEMENT

20   COUNTERPARTS AND LANGUAGE


SCHEDULE 1. THE PLAN AND COORDINATES OF THE CONTRACT AREA. COPIES OF THE PETROLEUM CONTRACT


SCHEDULE 2.   REPRESENTATIONS AND WARRANTIES OF POGC


SCHEDULE 3.   REPRESENTATIONS AND WARRANTIES OF APACHE AND FX


SCHEDULE 4.   AUTHORIZATION FOR APACHE


THIS AGREEMENT is made this 26th day of February, 1999 AMONG

1. POLSKIE GORNICTWO NAFTOWE i GAZOWNICTWO S.A., a company incorporated under the laws of the Republic of Poland, with offices at ul. Krucza 6/14, 00-537 Warsaw, Poland, entered into the Commercial Register maintained by the District Court in Warsaw under the RHB No. 48382 ("POGC");

2. APACHE OVERSEAS, INC., a company incorporated under laws of the State of Delaware, USA, with offices at 2000 Post Oak Boulevard, Houston, Texas, USA;

3. APACHE POLAND Sp. z o.o., a company incorporated under the laws of the Republic of Poland, with offices at ul. Pu3awska 15, 02-515 Warsaw, Poland, entered into the Commercial Register maintained by the District Court in Warsaw under the RHB No. 48161 ("APACHE");

4. FX ENERGY, INC., a company incorporated under the laws of the State of Nevada, USA, with offices at 3006 Highland Drive, Suite 206, Salt Lake City, Utah, USA; and

5. FX ENERGY POLAND Sp. z o.o., a company incorporated under the laws of the Republic of Poland, with offices at ul. Staro cinska 5, 02-516 Warsaw, Poland, entered into the Commercial Register maintained by the District Court in Warsaw under the RHB No. 50620 ("FX").



WHEREAS:

     (A) POGC is a party to mining usufruct agreements and a holder of concessions to prospect for and to explore minerals in the Lachowice area, in the Republic of Poland; and

     (B) APACHE and FX have agreed to carry out, at their expense, the work in the Lachowice area specified in this Agreement in return for the possibility to earn an interest of one third (1/3) each in the Partnership.


NOW IT IS HEREBY AGREED AS FOLLOWS:


CLAUSE 1 -     DEFINITIONS

1.01 In this Agreement (including Schedules 2 and 3 thereto) the following expressions shall have the following meaning:

    (i) "Business Day" means any day Monday through Friday, excluding official holidays of the Republic of Poland;

    (ii) "Pipeline" means the gas pipeline from a mutually acceptable Delivery Point to the interconnect with the existing gas transmission line constituting a part of the POGC gas pipeline grid enabling full utilization of the Hydrocarbon Reservoirs deliverability, as shown by the Well Tests;

    (iii) "Existing Wells" means any well (including the Farmin Wells) already drilled by POGC in the Contract Area and capable of being Re-entered;

    (iv) "Plugging and Abandoning" means plugging and permanent abandoning of a well according to the provisions of Polish law; the terms "Plug and Abandon", "Plugged and Abandoned" and the derivatives thereof shall be construed accordingly;

    (v) "Contract Area" means all of the Zyweic-Wadowice, Lachowice and Stryszawa-Lanckorona areas onshore in the Northern Carpathians of the Republic of Poland, coordinates for which are set out in
            Schedule 1 and which are covered by the definition "Petroleum Contract";

    (vi) "Operations" means all activities on the Contract Area and to the extent specified in Clause 2.07, other areas, which APACHE and FX are obliged or entitled to conduct pursuant to this Agreement;

    (vii) "Affiliate" means a company or partnership which controls, or is controlled by, or which is controlled by an entity which controls, a Party; control means the ownership directly or indirectly of more than one half (1/2) of the votes in statutory bodies of a company or partnership;

    (viii)  "First Gas Delivery" means the sustained take of at least sixty
            (60) days of the contractual volumes of gas according to the Sales Agreement;

    (ix) "Re-entry" has the meaning established in oil and gas industry and means performance of any downhole work on an already existing wellbore; the terms "Re-enter", "Re-entered" and the derivatives thereof shall be construed accordingly;

    (x) "Well Tests" means performance of any tests, including but not limited to tests as may be required to ascertain:
            (a) technical condition of a Farmin Well;
            (b) productivity of a Farmin Well;
            (c) reservoir properties; or
            (d) the boundaries of the Hydrocarbon Reservoir

    (xi) "Farmin Wells" means the Lachowice #1, Lachowice #7 or Stryszawa #2K wells drilled by POGC within the Contract Area, or any Existing Well utilized by APACHE and FX under Clause 2.08;

    (xii) "Delivery Point" means a metering station constituting the "Delivery Point" pursuant to the Sales Agreement;

    (xiii) "Baseline Study" means the "Environmental Appraisal Report for the area of boreholes at Stryszawa-Lachowice" dated November, 1998, prepared by ANAGEA Environmental and Geological Services, with additions mentioned in Clause 2.02 of this Agreement;

    (xiv)    "Partnership" means a commercial partnership specified in Clauses
            2.06 and 3.01 of this Agreement;

    (xv) "Party" means a party to this Agreement together with its successors and permitted assigns;

    (xvi)   "Agreement" means this document and the attached Schedules;

    (xvii) "Sales Agreement" means a gas purchase and sale agreement regarding the gas produced by the Partnership from the Lachowice area between POGC as the purchaser and APACHE, FX, the POGC Affiliate being the partner of the Partnership, and the Partnership as sellers ;

    (xviii) "Petroleum Contract" means (a) that certain Usufruct Agreement dated July 20, 1995, as amended by an annex of July 20, 1998 between the State Treasury of the Republic of Poland and POGC covering the Zyweic-Wadowice area; and (b) that certain Usufruct Agreement dated January 9, 1996 between the State Treasury of the Republic of Poland and POGC covering the Stryszawa-Lanckorona area; and (c) that certain Usufruct Agreement dated July 20, 1995 between the State Treasury of the Republic of Poland and POGC covering the Lachowice area; and (d) any concessions for exploitation or exploration covering any part of the areas comprising the above mentioned usufructs, in particular the POGC concessions numbered 64/98/p, 4/96/p and 9/95/p; copies of documents constituting the Petroleum Contract as of the date of signature of this Agreement are attached hereto in Schedule 1;

    (xix) "JOA" means the agreement of the Partnership's partners regarding their joint operations within the Contract Area;

    (xx) "Completion for Production" means operations relating to running tubings with screen, production packer and required subs and safety valves, as well as installation of a production wellhead; the terms "Complete for Production", "Completed for Production" and the derivatives thereof shall be construed accordingly;

    (xxi) "Governmental Permit" means any permit of organs of public administration of the Republic of Poland required to allow performance of this Agreement or to perform the actions arising thereunder, as may be required by Polish law;

    (xxii) "Hydrocarbon Reservoir" means a natural deposit of hydrocarbons, the exploitation of which may be economically profitable.

1.02 All references to Clauses, recitals and Schedules are, unless otherwise expressly stated, references to Clauses of and recitals and Schedules to this Agreement.

1.03 The headings in this Agreement are inserted for convenience only and shall be ignored in construing this Agreement.


CLAUSE 2 -     OBLIGATIONS OF APACHE AND FX

2.01 Subject to and in accordance with the terms of this Agreement APACHE and FX shall at their sole cost and expense:

     (i) in respect of each Farmin Well, conduct all preparatory operations (including but not limited to the preparation of the Well Tests program, drilling program and conducting an appropriate site survey);

     (ii) Re-enter the Farmin Wells, to the extent that in their judgment it is technically and commercially feasible to do so;

     (iii) in respect of each Farmin Well in the event that FX and APACHE elect to perform the Well Tests, conduct such Well Tests as in their judgment will be technically and commercially feasible; and

     (iv) to the extent that in their judgment it is technically and commercially feasible to do so, Complete for Production one or more Farmin Wells.

          provided, however, that APACHE and FX shall not be responsible for any costs previously incurred by POGC or its Affiliate in respect of any Farmin Well. The well Re-entry plan and the Well Tests program will be submitted to POGC for review as soon as possible after execution of this Agreement, and APACHE and FX, to the extent it is technically and commercially feasible to do so, shall Re-enter the Farmin Wells in accordance with the plan and program.

2.02 As soon as possible after execution of this Agreement, POGC, APACHE and FX shall familiarize themselves with the Baseline Study and agree upon necessary additions to it. If POGC, APACHE and FX determine that additional soil and groundwater sampling is required to confirm the conclusions set forth in the Baseline Study, the sampling will be conducted prior to the conduct of the Well Tests program. The costs for the additional sampling, if necessary, will be covered by APACHE and FX.

2.03 Within thirty (30) days after APACHE and FX have terminated the Well Tests they shall notify POGC whether they intend to proceed with Operations described in Clause 2.09 below or not. The notice of intent to proceed which APACHE and FX may give to pursuant to the preceding sentence shall include their good faith assessment of deliverability of the Hydrocarbon Reservoirs covered by Well Tests and their requirements regarding the minimum parameters of the Pipeline so that all gas produced could be transported by the Pipeline. If APACHE and FX give notice of their intent to proceed with the Operations described in Clause 2.09, then POGC shall, within thirty (30) days, give notice to APACHE and FX as to its election regarding the construction of a mutually acceptable Pipeline. If POGC elects, pursuant to the preceding sentence, to build a mutually acceptable Pipeline, then POGC shall be committed to build the Pipeline and APACHE and FX shall be deemed to have given notice of their election to proceed with Operations described in Clause 2.09, and all Parties shall act in good faith to fulfill, as soon as possible all conditions precedent specified in Clauses 5.04 and 5.05. If POGC elects not to build the Pipeline, or fails to timely provide a notice setting forth its election within the prescribed thirty (30) day notice period, then APACHE and FX may nevertheless, within thirty (30) days of receipt of POGC's notice (or expiration of the thirty (30) day period if POGC fails to timely provide a notice) give POGC notice of their election to proceed with Operations described in Clause 2.09, may construct at their own expense a natural gas pipeline to transport natural gas produced by the Partnership from the Lachowice area, and all Parties shall act in good faith to fulfill, as soon as possible all conditions precedent specified in Clauses 5.04 and 5.05, except for the condition precedent specified in Clause 5.04(iv). If APACHE and FX do not give notice of their election to proceed with Operations, they shall be deemed to have elected not to proceed pursuant to Clause 2.04.

2.04 If APACHE and FX give notice of their election not to proceed with Operations pursuant to Clause 2.03 above, APACHE and FX at their sole cost and expense shall:

          (i)    remediate damage resulting from Well Tests;

          (ii) remediate damage resulting from Operations in those Existing Wells that have been Re-entered, and, at POGC's option, they either shall Plug and Abandon those wells according to a program approved by POGC or hand those wells over to POGC; and

          (iii) remediate the surface covered by the Baseline Study and to the extent required by Polish law restore it to the condition established in the Baseline Study.

    Save as provided above, APACHE and FX shall not be responsible for any other costs of Plugging and Abandoning of Existing Wells.

2.05 If APACHE and FX give notice of their election to proceed with Operations pursuant to Clause 2.03 above, then the Partnership shall be responsible for any costs of remediation of Existing Wells that were Re-entered by APACHE and FX and subsequently used by the Partnership and APACHE and FX shall be responsible for any costs of remediation of Existing Wells that were Re-entered by APACHE and FX and subsequently not used by the Partnership. POGC shall remain solely responsible for the costs of remediation of any Existing Wells, which have not been Re-entered by APACHE and FX. If APACHE and FX do elect to proceed, no Existing Well shall be Plugged and Abandoned until POGC, APACHE and FX agree that such Existing Well is of no possible future use to them.

2.06 Upon their election to proceed with Operations pursuant to Clause 2.03 above APACHE and FX shall:

    (i) create Partnership together with Affiliate designated by POGC or, at POGC's option, POGC Affiliate shall accede a partnership of APACHE and FX; in the event of acceding the previously created partnership, APACHE and FX shall indemnify POGC Affiliate for any liabilities of the Partnership arising from any act or omission by APACHE or FX, or the previously created partnership acceded by POGC Affiliate, which occurred prior to such accession; as soon as possible after execution of this Agreement, POGC Affiliate, APACHE and FX:

         (a) in the event of creating a Partnership by POGC Affiliate, APACHE and FX, shall commence negotiations in good faith with the aim of agreeing on the terms of a mutually acceptable Partnership agreement;

         (b) in the event of acceding by POGC Affiliate a partnership previously created by APACHE and FX, shall commence negotiations in good faith on the changes to the agreement of that partnership with the aim of obtaining mutually acceptable terms of a Partnership agreement;

    (ii) make an in-kind contribution in the form of any equipment and installations relating to the Farmin Wells, located in the Contract Area and any other rights of APACHE and/or FX relating to the Contract Area, to the extent and under conditions specified in Polish law, including their respective rights to the geological documentation concerning the Contract Area; contribution of the above rights shall be made to the greatest possible extent and subject to requirements of Polish law; APACHE and FX shall make to POGC its representations and warranties set out in Paragraph 3 of
            Schedule 3 at the time of their performance under this Clause 2.06(ii);

    (iii) not commit any act or omission which would result in the breach of any representation or warranty set out in Schedule 3; until Partnership is created APACHE and FX shall use reasonable good faith efforts to maintain rights as of the date of execution of this Agreement being subject of in-kind contribution of APACHE and FX to the Partnership unimpaired.

2.07 After APACHE and FX give notice of their election to proceed with Operations pursuant to Clause 2.03, and after all conditions specified in Clause 5.04 are fulfilled, POGC will earn the right to be carried in one Carried Well. Immediately after the First Gas Delivery from the Farmin Wells, POGC will earn the right to be carried in two additional Carried Wells. "Right to be carried in a Carried Well" means that APACHE and FX will cover all costs of drilling and Completing a given Carried Well, including POGC's share of costs of drilling and Completing a given Carried Well required under separate agreements between those parties (excluding, however, the costs of surface facilities), provided that POGC's share of costs of drilling and Completing a given Carried Well to be paid by APACHE and FX shall not exceed one third (1/3) of the total costs of such well. "Carried Well" means a well selected by POGC from among all the wells to be drilled in the Contract Area or in any other area covered by agreements between APACHE, FX and POGC or their Affiliates, according to the procedure specified in the applicable agreement. POGC may assign its right to be carried in Carried Wells to any POGC Affiliate. Method of fulfillment by APACHE and FX of their obligations to pay costs associated with the right to be carried in Carried Wells shall be governed by the relevant joint operating agreements or other agreements between the parties. If APACHE and FX give notice of their election to proceed with Operations pursuant to Clause 2.03, then POGC shall select the first Carried Well within one (1) year of the fulfillment of all conditions specified in Clause 5.04. Each Carried Well shall be drilled within two (2) years from the date of notification by POGC of its selection of a given Carried Well. POGC shall select the Carried Wells from among wells of depths not greater than four thousand five hundred meters (4,500 m) in which POGC, APACHE and FX are all participating. Notwithstanding the above, the right to be carried in a Carried Well shall terminate if a given Carried Well is not selected within three and one half (3 1/2) years after the date of execution of this Agreement.

2.08 If APACHE and FX determine that it is not technically or commercially feasible to test one or more of the Farmin Wells, or if APACHE and FX are not satisfied with the results of the Well Tests of any Farmin Well, then in either case APACHE and FX may elect to utilize and sidetrack from any other Existing Well.

2.09 If APACHE and FX give notice of their election to proceed with Operations pursuant to Clause 2.03 above, then in respect of each productive Farmin Well, subject to fulfillment of all conditions specified in Clause 5.04, they shall install production, gathering, treatment and measurement facilities sufficient to deliver pipeline-quality gas to the Delivery Point, all to the extent it is technically and commercially feasible to do so, at the sole cost of APACHE and FX.


CLAUSE 3 -     OBLIGATIONS OF POGC

3.01 In consideration of APACHE and FX making an affirmative election to proceed under Clause 2.03 above POGC shall:

    (i) cause its Affiliate to create Partnership together with APACHE and FX or, at POGC's option, POGC Affiliate shall accede a partnership of APACHE and FX; in the event of acceding the previously created partnership, FX and APACHE shall indemnify POGC Affiliate for any liabilities of the Partnership arising from any act or omission by APACHE or FX, or the previously created partnership acceded by POGC Affiliate, which occurred prior to such accession; as soon as possible after execution of this Agreement, POGC Affiliate, APACHE and FX:

         (a) in the event of creating a Partnership by POGC Affiliate, APACHE and FX, shall commence negotiations in good faith with the aim of agreeing on the terms of a mutually acceptable Partnership agreement;

         (b) in the event of acceding by POGC Affiliate a partnership previously created by APACHE and FX, shall commence negotiations in good faith on the changes to the agreement of that partnership with the aim of obtaining mutually acceptable terms of a Partnership agreement;

    (ii) cause the following assets to be contributed to the Partnership:

         (a) any equipment and installations relating to the Existing Wells, upon decisions provided for in the POGC Articles of Incorporation are made;

         (b) POGC's rights to geological documentation concerning the Contract Area;

         (c) POGC's rights under the Petroleum Contract, to the extent and under conditions specified in Polish law, provided the permissibility of such contribution will be confirmed in a legal opinion delivered by POGC legal counsel, the copy of which shall be transferred to APACHE and FX; and

         (d) any other rights relating to the Contract Area, held by POGC on the date hereof or acquired prior to the fulfillment of all conditions specified in Clause 5.04, necessary or desirable for the Operations;

         contribution of the above rights shall be made to the greatest possible extent and subject to requirements of Polish law; POGC shall make to APACHE and FX its representations and warranties set out in Paragraph 2 of Schedule 2 at the time of its performance under this Clause 3.01(ii);

          (iii) not commit any act or omission which would result in the breach of any representation or warranty set out in Schedule 2; until Partnership is created POGC shall use reasonable good faith efforts to maintain rights as of the date of execution of this Agreement being subject of in-kind contribution of POGC or its Affiliate to the Partnership unimpaired;

          (iv) if POGC elects to build the Pipeline in accordance with Clause 2.03, build, as soon as possible, but no earlier than upon fulfillment of conditions specified in Clause 5.04(iv) and
                (vi), the Pipeline enabling the acceptance of natural gas quantities agreed in the Sales Agreement;

          (v) if POGC elects to build the Pipeline in accordance with Clause 2.03, upon fulfillment of all other conditions specified in Clause 5.04, sign the Sales Agreement as the purchaser of gas, the Sales Agreement, as regards the obligations to sell and purchase gas, shall not become effective until the condition specified in Clause 5.04(vi) is fulfilled and the Pipeline mentioned in Clause 3.01(iv) above is built.



CLAUSE 4 -  GOVERNMENTAL PERMITS

If the fulfillment of any obligation of the Parties hereunder is subject to Governmental Permit, the Parties to this Agreement shall use their best efforts to obtain the relevant Governmental Permit and shall cooperate in good faith to obtain the same.


CLAUSE 5 -  OBLIGATIONS OF PARTIES UPON ESTABLISHMENT OF PARTNERSHIP

5.01 As soon as Partnership exists, APACHE, FX and POGC Affiliate, in its capacity as a partner of the Partnership, shall commence negotiations in good faith with the aim of agreeing, as soon as possible, on the content of the JOA and the execution thereof.

5.02 As soon as Partnership exists all Parties shall cooperate in order for the Partnership to enter into appropriate mining usufruct agreements with the State Treasury and to obtain the necessary concessions covering the entire Contract Area or parts thereof agreed upon by the Parties, and POGC shall relinquish its rights arising under the Petroleum Contract to the extent necessary in order for the Partnership to enter into such mining usufruct agreements and obtain such concessions.

5.03 APACHE and FX shall have the right to propose to POGC additional wells, other than Farmin Wells in the Contract Area. Additionally, in the event that within the duration of this Agreement, any exploitation concessions are granted which cover a part of the Contract Area, all Parties shall, by applying per analogy the provisions of Clause 5.02 above, cooperate in order for the Partnership to enter into comparable mining usufruct agreements with the State Treasury and to obtain the comparable concessions, and POGC shall, relinquish the rights arising under the concessions granted to it and the respective mining usufruct agreements to the extent necessary in order for the Partnership to enter into comparable mining usufruct agreements and obtain comparable concessions.

5.04 Obligations of APACHE and FX under Clauses 2.07, 2.08 and 2.09 shall not arise, unless and until the following conditions precedent have been fulfilled:

    (i) formation of the Partnership according to Clauses 2.06(i) and 3.01(i) above;

    (ii) making by APACHE and FX of the in-kind contribution referred to in Clause 2.08(ii) upon making by APACHE and FX of their representations and warranties mentioned in the last sentence of Clause 2.06(ii);

    (iii) making by POGC designated Affiliate of the in-kind contribution referred to in Clause 3.01(ii), upon delivery of a legal opinion mentioned in Clause 3.01(ii)(c) and upon making by POGC or POGC Affiliate of its representations and warranties mentioned in the last sentence of Clause 3.01(ii);

    (iv) execution of Sales Agreement by the parties thereto, if POGC commits to build the Pipeline;

    (v)     execution of JOA by all partners of the Partnership;

    (vi) obtaining by the Partnership of the mining usufructs and concessions referred to in Clause 5.02; and

    (vii) obtaining by the Partnership of the mining usufructs and concessions referred to in Clause 5.03, if POGC obtains any such mining usufruct and concession prior to the fulfillment of the conditions precedent listed as (i) through (vi).

5.05 Obligations of POGC or POGC Affiliate under Clauses 3.01(iv) and 3.01(v) shall not arise, unless and until the conditions precedent specified in these Clauses have been fu1filled.


CLAUSE 6 -  LIABILITY

6.01 POGC and its Affiliate in its capacity as a partner of the Partnership shall be liable for all costs, charges, expenses, liabilities and obligations in respect of the rights and property referred to in Clause 3.01(ii), which are incurred before the date of execution of this Agreement, including any environmental remediation and costs of such remediation (as provided in Clause 2.04), arising from the condition of the Existing Wells as specified in the Baseline Study. POGC shall reimburse and indemnify APACHE and FX against any costs, charges, expenses, liabilities and obligations in respect of which it and/or its Affiliate assumes liability pursuant to this Clause 6.01 but which are paid by APACHE and FX and/or their Affiliates. Any costs, charges and expenses referred to above to be reimbursed by POGC, shall be agreed upon with POGC before they are incurred.

6.02 APACHE and FX shall be liable in one third (1/3) each for all costs, charges, expenses, liabilities and obligations in respect of the rights and property referred to in Clause 3.01(ii), which are incurred on or after the date of execution of this Agreement, prior to the contribution of such rights to the Partnership. APACHE and FX shall also be liable in one half (1/2) each for and any costs for which they have assumed responsibility under Clause 2.04 above. APACHE and FX shall reimburse and indemnify POGC against any costs, charges, expenses, liabilities and obligations in respect of which they assume liability pursuant to this Clause 6.02 but which are paid by POGC and/or its Affiliates. Any costs, charges and expenses referred to above to be reimbursed by APACHE and FX shall be agreed upon with APACHE and FX before they are incurred.

6.03 APACHE and FX shall indemnify and keep POGC and POGC Affiliate harmless against any liabilities resulting from the Operations conducted by APACHE and FX within the Contract Area prior to fulfillment of conditions precedent specified in Clause 5.04, including third party claims, provided that POGC or its Affiliate shall not agree to any settlement with the claimant without first obtaining a consent by APACHE and FX. .

6.04 Notwithstanding any other provision of this Agreement, no Party shall in any circumstances be liable to the other Party under, arising out of or in any way connected with this Agreement for any consequential loss or damage howsoever arising. For the purposes of this Clause 6.04, consequential loss shall include but not be limited to any obligation or inability to produce Hydrocarbons, lost production or loss of contract, revenue or profits howsoever arising.

6.05 Any liability of APACHE and FX hereunder shall be joint and several. Joint and several liability shall in no event be extended to obligations of APACHE OVERSEAS, INC. and FX ENERGY, INC. hereunder.




CLAUSE 7 -     GUARANTEE BY APACHE OVERSEAS, INC. AND FX ENERGY, INC.

7.01 APACHE OVERSEAS, INC. hereby guarantees the performance by APACHE of any of its obligations under Clauses 2.01, 2.04 and 6.03 above, provided that guarantee of APACHE OVERSEAS, INC shall not extend to any liability or obligation of APACHE arising from a default occurring after all conditions specified in Clause 5.04 are fulfilled, and provided that this guarantee shall cover one half (1/2) of the overall liability of APACHE and FX under Clauses 2.01, 2.04 and 6.03 above.

7.02 FX ENERGY, INC. hereby guarantees the performance by FX of any of its obligations under Clauses 2.01, 2.04 and 6.03 above, provided that guarantee of FX ENERGY, INC. shall not extend to any liability or obligation of FX arising from a default occurring after all conditions specified in Clause 5.04 are fulfilled, and provided that this guarantee shall cover one half (1/2) of the overall liability of APACHE and FX under Clauses 2.01, 2.04 and 6.03 above.



CLAUSE 8 - REPRESENTATIONS AND WARRANTIES OF APACHE, FX AND POGC

8.01 Subject to the provisions of Clause 8.03 below POGC hereby and as of the date of execution of this Agreement makes to APACHE and FX the representations and warranties set out in Schedule 2, provided that the representation contained in Paragraph 2 of Schedule 2, shall be made by POGC or its designated Affiliate at the time of contributing to the Partnership the assets referred to in Clause 3.01(ii).

8.02 Subject to the provisions of Clause 8.03 below, APACHE and FX hereby and as of the date of execution of this Agreement respectively represent and warrant to POGC in the terms set out in Schedule 3, provided that the representation contained in Paragraph 3 of Schedule 3, shall be made by APACHE and FX at the time of contributing to the Partnership the assets referred to in Clause 2.06(ii).

8.03 APACHE and FX shall not be entitled to claim that any fact or matter constitutes breach of the representations and warranties set out in
          Schedule 2 nor shall POGC be entitled to claim that any fact or matter constitutes a breach of the representations and warranties set out in
          Schedule 3 to the extent that such fact or matter is known by the relevant Party or is referred to herein or in any of the Schedules.

8.04 POGC undertakes to provide APACHE and FX with all existing data in its possession and not previously delivered to APACHE and FX relating to the Existing Wells and the areas adjacent to them, within thirty (30) days of the date of execution of this Agreement.

8.05 Save as set out in Clause 8.01, POGC makes no representations or warranties in respect to the subject matter of this Agreement, and APACHE and FX represent that each of them respectively have made their own independent evaluation of the data, costs, and prospects relevant to the Contract Area.


CLAUSE 9 - OPERATIONS

9.01  The Operations shall be conducted by APACHE.

9.02 (i) In order to enable APACHE to conduct Operations, POGC shall, at the date of execution of this Agreement, grant to APACHE an authorization set out in Schedule 4 and shall grant on request of APACHE all and any further authorizations that may be necessary; and

     (ii) any applications by APACHE and FX to organs of public administration in matters pertaining to Operations shall be made in consultation with POGC.

9.03 APACHE shall cause the Operations specified in Clause 2.01 above to be commenced within ninety (90) days after the date of execution of this Agreement and shall use its reasonable good faith efforts to complete The same within one hundred eighty (180) days from the commencement. If APACHE fails to complete the Operations within the time specified above, the prohibition specified in Clause 9.05 below shall cease to apply.

9.04 In respect of the Farmin Wells, all decisions relating to the deepening or sidetracking thereof shall be made by APACHE and FX, and any costs associated therewith shall be borne by APACHE and FX.

9.05 Until such time as APACHE and FX have completed the Operations, in accordance herewith, no Party nor any of their respective Affiliates shall conduct any exploration operations in the Contract Area except as required to fulfill its obligations under this Agreement.

9.06 The Operations shall be conducted in conformity with Polish law and international oil and gas industry standards. If a given international oil and gas industry standard contravenes Polish law, the Operations shall be conducted pursuant to Polish law.


CLAUSE 10 - DEFAULT AND TERMINATION


10.01 If APACHE and FX fail to commence Operations specified in Clause 2.01 above within ninety (90) days after the date of execution of this Agreement, then in such case POGC shall have the right to terminate this Agreement forthwith by a written notice to APACHE and FX.

10.02     If APACHE and FX fail to fulfill their obligations specified in Clause
          2.01 above, and such failure is not remedied within thirty (30) days from a written notice by POGC to APACHE and FX, then in such case POGC shall have the right to require APACHE and FX to immediately terminate the Operations, abandon the Contract Area, remediate damages resulting from the Operations and Plug and Abandon the wells in which Operations were conducted. APACHE and FX shall not be entitled to any claims toward POGC for the refund of any sums paid for: Operations, remediation of damages resulting from the Operations and Plugging and Abandoning of the wells. In such case, POGC shall have the right to terminate this Agreement forthwith by a written notice to APACHE and FX.

10.03 If APACHE and FX fail to satisfy their obligations under Clause 2.07 to cover the applicable part of the costs described therein, then each of them will pay POGC Seven Hundred Fifty Thousand U.S. dollars (U.S. $750,000) equivalent for each well in which POGC has the right to be carried and which is not drilled. APACHE and FX's obligations flowing from POGC's right to be carried shall be deemed fulfilled as soon as the aforementioned sum is paid to POGC.

10.04 If any of the conditions precedent listed in Clause 5.04 are not fulfilled within one hundred and eighty (180) days from the date of the election to proceed with Operations under Clause 2.03 above, any Party shall have the right to terminate this Agreement forthwith by a written notice to the other Parties.

10.05 If the suspension of obligations of a Party under this Agreement due to Force Majeure persists for more than one hundred and eighty (180) days, each of the Parties shall have the right to terminate this Agreement forthwith by a written notice to the other Parties.

10.06 In the event of termination of this Agreement pursuant to this Clause 10 APACHE and FX shall not be entitled to the refund of any sums paid pursuant to the terms of this Agreement prior to such termination.

10.07 Notwithstanding the termination of this Agreement pursuant to this Clause 10, the Parties shall remain bound by the provisions of Clause 12 within two (2) years from the date of termination of this Agreement.

CLAUSE 11 - FORCE MAJEURE

The obligations of each of the Parties hereunder (other than obligations to make payments) shall be suspended while and to the extent that such Party is prevented or hindered from complying therewith by any cause (other than lack of financial capability of such Party) directly affecting the performance of such obligations, beyond the reasonable control of such Party or which the Party affected thereby could not foresee or prevent acting with the diligence required by international oil and gas industry standards ("Force Majeure"). In an event of occurrence of Force Majeure the Party affected thereby shall give notice of the suspension of its obligations as soon as possible to the other Party stating the date and extent of such suspension and the cause thereof and shall undertake all action reasonably required in accordance with international oil and gas industry standards to remove or mitigate the effect of Force Majeure. The Party concerned shall resume the performance of such obligations as soon as reasonably possible after the removal of the cause and shall so notify the other Party.



CLAUSE 12 - ANNOUNCEMENTS AND CONFIDENTIALITY

12.01 No Party shall issue or make any public announcement or statement regarding this Agreement or the Operations unless prior thereto it furnishes the other Parties with a copy of such announcement or statement forty eight (48) hours in advance of issuance, provided that, no Party or Affiliate of such Party shall be prohibited from issuing or making any such public announcement or statement is required by law or regulations and practices of a recognized stock exchange.

12.02 All information and data relating to this Agreement or the Operations as well as the information and data acquired or obtained by any Party in respect of Operations shall be considered confidential and shall be kept confidential and not be disclosed during the term of this Agreement to any person or entity not a Party to this Agreement, except:

    (i)     to an Affiliate;

    (ii) to a governmental agency or other entity when required by the Petroleum Contract;

    (iii) to the extent such data and information is required to be furnished in compliance with any applicable laws or regulations, or pursuant to any legal proceedings or because of any order of any court binding upon a Party;

    (iv) to prospective or actual contractors, consultants and attorneys employed by any Party where disclosure of such data or information is essential to such contractor's, consultant's or attorney's work;

    (v)     to a prospective assignee of a Party's rights under this Agreement;

    (vi) to a bank or other financial institution to the extent appropriate to a Party arranging for funding;

    (vii) to the extent such data and information must be disclosed pursuant to any applicable law or regulations and practices of a recognized stock exchange;

    (viii) to the extent that any data or information, through no fault of a Party, becomes a part of the public domain;

    any information or data referred to in this Clause 12.02(iv), (v) and (vi) shall not be disclosed unless prior to such disclosure the disclosing Party has obtained a written undertaking from the recipient party to keep the data and information strictly confidential for at least three (3) years and not to use or disclose the data and information except for the express purpose for which disclosure is to be made.



CLAUSE 13 - NOTICES

13.01 Any notice under this Agreement shall be in writing and signed by or on behalf of the Party giving it and may be served by leaving it at or sending it by facsimile, prepaid recorded delivery or registered post to the address and for the attention of the relevant Party set out in Clause 13.02 (or as otherwise notified from time to time hereunder). Any notice so served by facsimile or post shall be deemed to have been received in the case of facsimile, on the first Business Day next after the day of recorded receipt, and in the case of recorded delivery or registered post, upon the lapse of forty eight (48) hours from the recorded delivery; provided that in the case of a facsimile the Party serving the notice must have received confirmation of receipt by answer back or equivalent.

13.02 The addressee and other correspondence details of the Parties for the purpose of this Agreement are as follows:

         POLSKIE GORNICTWO NAFTOWE i
         GAZOWNICTWO S.A.
         ul. Krucza 6/14
         00-537 Warsaw, Poland
         Attention:  Dr. Witold Weil
         fax: (48 22) 623 58 62

         APACHE OVERSEAS, INC.
         2000 Post Oak Boulevard
         Houston, Texas 77056-4400
         Attention: Floyd R. Price
         fax: (1 713) 296-6451

         APACHE POLAND SP. Z O.O.
         ul. Pulawska 15
         02-515 Warsaw, Poland
         Attention:  General Manager
         fax: (48 22) 521-4300

         FX ENERGY, INC.
         3006 Highland Drive, #206
         Salt Lake City, Utah 84106
         Attention: Andy Pierce
         fax: (1 801) 486-5575

         FX ENERGY POLAND SP. Z O.O.
         ul. Staro cinska 5
         02-516 Warsaw, Poland
         Attention: General Manager

     and all other correspondence in respect of this Agreement shall be sent to the Party in question at such address or fax number, and marked for the attention of such person, or to such other address or fax numbers and for the attention of such other person as either Party may notify in writing to the other.


CLAUSE 14 - COSTS, EXPENSES AND TAXES


14.01 Each Party shall pay its and its Affiliates' own costs and expenses in relation to the preparation and execution of this Agreement and the documents contemplated hereby or executed pursuant hereto.

14.02 Each Party shall be responsible for the timely payment of all taxes and stamp duties arising in connection with the performance of such Party's obligations hereunder.



CLAUSE 15 -  RELATIONSHIP OF PARTIES

Except for the formation of the Partnership, it is not the intention of the Parties to create among them for the purpose of conducting Operations pursuant to this Agreement a separate business entity in which all of the Parties hereto, or their Affiliates, would be partners or shareholders.

CLAUSE 16 - ASSIGNMENT

The rights and obligations of any Party under this Agreement shall not be assignable, except to an Affiliate, without the prior written consent of the other Parties (such consent not to be unreasonably withheld).


CLAUSE 17 - GENERAL

17.01 No waiver by any Party of any breach of a provision of this Agreement shall be binding unless made expressly and in writing and any such waiver shall relate only to the breach to which it expressly relates and shall not apply to any subsequent or other breach.

17.02 This Agreement shall enure to the benefit of and be binding upon the respective successors and permitted assigns of the Parties.

17.03 If any provision of this Agreement is determined to be invalid or unenforceable, or if the Parties fail to obtain a Governmental Permit required to perform thereunder, the Parties shall use their good faith efforts to agree upon appropriate remedies which may include modifications to the terms of this Agreement enabling the Parties to achieve the originally intended economic objective to the extent feasible.


CLAUSE 18 - GOVERNING LAW AND ARBITRATION

18.01     This Agreement shall be governed by Polish law.

18.02 Any dispute, controversy or claim arising out of or in relation to or in connection with this Agreement shall be settled by the Arbitration Court of the Polish Chamber of Commerce in Warsaw, according to Arbitration Rules of UNCITRAL. In the event Arbitration Rules of UNCITRAL occur inapplicable by this court, any dispute, controversy or claim arising out of or in relation to or in connection with this Agreement shall be settled by the Arbitration Court of the Polish Chamber of Commerce in Warsaw, according to its rules.


CLAUSE 19 - ENTIRE AGREEMENT

This Agreement supersedes all previous communications (whether oral or written) including all previous correspondence with respect to the Contract Area which has passed between the Parties and represents the entire agreement between the Parties relating to the matters contemplated hereby.


CLAUSE 20 - COUNTERPARTS AND LANGUAGE

This Agreement has been executed in five counterparts in Polish and five in English, the Polish version prevailing in the event of any discrepancy between them.

IN WITNESS whereof this Agreement has been signed by the duly authorized representatives of the Parties on the day and year first above written.

POLSKIE GORNICTWO NAFTOWE
I GAZOWNICTWO S.A.


By /s/ Aleksander Findzinski  By /s/ Witold Weil



APACHE OVERSEAS, INC.         FX ENERGY, INC.


By /s/ Floyd R. Price         By /s/ Andrew W. Pierce



APACHE POLAND SP. Z O.O.      FX ENERGY POLAND SP. Z O.O.


By /s/ Mark W. Bauer          By /s/ Jerzy B. Maciolek

                                   SCHEDULE 1

                   PLAN AND COORDINATES OF THE CONTRACT AREA
                        COPIES OF THE PETROLEUM CONTRACT


The Contract Area consists of the Zyweic-Wadowice, Lachowice and Stryszawa-Lanckorona Exploration Concession areas onshore in the Northern Carpathians of the Republic of Poland, as follows:

Concession              Latitude      Longitude
---------------      ------------- -------------
                     Deg Min Sec  Deg Min Sec
                     --- --- ---  --- --- ---
Zyweic-Wadowice       49  58  19   19  29  40
Zyweic-Wadowice       49  49  22   19  29  57
Zyweic-Wadowice       49  43  55   19  28  19
Zyweic-Wadowice       49  43  47   19  25  16
Zyweic-Wadowice       49  42  10   19  18  42
Zyweic-Wadowice       49  41  22   19  14  24
Zyweic-Wadowice       49  57  20   19  13  49

                     Deg Min Sec  Deg Min Sec
                     --- --- ---  --- --- ---
Lachowice             49  42  10   19  18  42
Lachowice             49  43  47   19  25  16
Lachowice             49  41  12   19  27  12
Lachowice             49  39   5   19  21  14

                     Deg Min Sec  Deg Min Sec
                     --- --- ---  --- --- ---
Stryszawa-Lanckorona  49  50  31   19  45   0
Stryszawa-Lanckorona  49  48   0   19  45   0
Stryszawa-Lanckorona  49  40  21   19  38   3
Stryszawa-Lanckorona  49  38  37   19  28  53
Stryszawa-Lanckorona  49  41  12   19  27  12
Stryszawa-Lanckorona  49  43  47   19  25  16
Stryszawa-Lanckorona  49  43  55   19  28  19

                                   SCHEDULE 2

                     REPRESENTATIONS AND WARRANTIES OF POGC


1. POGC is a sole holder of concessions and a sole mining usufructuary under mining usufruct agreements constituting together the Petroleum Contract, as defined in Clause 1.01(xviii).

2. POGC has full power to contribute the rights and things referred to in Clause 3.01(ii) of this Agreement free of any encumbrances of whatever nature as an in-kind contribution to the Partnership.

3. POGC is duly incorporated in the Republic of Poland and has full power and authority to enter into this Agreement and to perform its obligations hereunder.

4. POGC has complied in all material respects with the provisions of the Petroleum Contract and has not received any notice of any dispute or breach relating thereto.

5. All the provisions of the Petroleum Contract required to be fulfilled prior to the date of execution of this Agreement have been duly fulfilled and there has been no act or omission by POGC which might result in termination of the Petroleum Contract.

6. To the best of POGC's knowledge, no litigation, arbitration or administrative proceeding is in existence or threatened or pending with respect to matters covered by this Agreement or the Petroleum Contract, and no judgment or award has been given or made by any court or tribunal or government agency which relates to the subject matter of this Agreement or the Petroleum Contract.

7. Schedule 1 includes true copies of the Petroleum Contract as binding on the date of execution of this Agreement.

                                   SCHEDULE 3

                REPRESENTATIONS AND WARRANTIES OF APACHE AND FX


APACHE and FX each for itself makes the warranties as set out below:

1. APACHE is a company duly incorporated in the Republic of Poland and has full power and authority as provided in (4) below, to enter into this Agreement and to perform its obligations hereunder.

 2. FX is a company duly incorporated in the Republic of Poland and has full power and authority as provided in (4) below, to enter into this Agreement and to perform its obligations hereunder.

3. Both APACHE and FX have full power to contribute the rights and things referred to in Clause 2.06(ii) free of any encumbrances of whatever nature as an in-kind contribution to the Partnership.

4. Neither the execution of nor the performance of any of the transactions contemplated by this Agreement, will contravene or constitute a default under any provision contained in any agreement, instrument, law, judgment, order, license, permit or consent by which APACHE or FX any of their respective assets is bound or affected.

5. No event has occurred which constitutes, or which could constitute, a contravention of, or default under any agreement or instrument by which APACHE or FX is bound or affected, being a contravention or default which would have a material adverse effect on the business, assets or condition of APACHE or FX and which would materially and adversely affect its ability to observe or perform its obligations under this Agreement and the transactions contemplated hereby.

6. No litigation, arbitration or administrative proceeding or claim which might by itself or together with any other such proceedings or claims have a material adverse effect on its business, assets or condition and which would materially and adversely affect its ability to observe or perform its obligations under this Agreement and the agreements contemplated hereby, is presently in progress or pending or, to the best of the knowledge, information and belief of APACHE threatened against APACHE or any Affiliate of APACHE, or, to the best of the knowledge, information and belief of FX threatened against FX or any Affiliate of FX.

                                   SCHEDULE 4

Warsaw, this 26th day of February, 1999

                                 AUTHORIZATION

POLSKIE GORNICTWO NAFTOWE i GAZOWNICTWO S.A., with its registered seat in Warsaw, at ul. Krucza 6/14, 00-537 Warsaw, entered into the Commercial Register maintained by the District Court in Warsaw under the RHB No. 48382 ("POGC") hereby agrees that the limited liability company:

                            APACHE POLAND Sp. z o.o.
     with its registered seat in Warsaw, at ul. Pu3awska 15, 02-515 Warsaw, entered into the Commercial Register maintained by the District Court in Warsaw under the RHB No. 48161 ("APACHE");

conduct operations with the purpose of discovering hydrocarbon reservoirs and their development for production within the concessions areas of Zyweic-Wadowice, Stryszawa-Lanckorona and Lachowice covered by concessions granted to POGC for exploration of deposits of oil and natural gas numbered 64/98/p, 4/96/p and 9/95/p, and therefore hereby authorizes APACHE, effective from February 26, 1999, until revocation, to conduct all works which may be necessary or desirable to attain the objective referred to above.

POGC in particular authorizes APACHE to test the following wells: Lachowice 1, Lachowice 7 and Stryszawa 2K, to re-enter and complete them, and then in respect of each of the wells just referred to which occurs productive, to install gas production, gathering, treatment and measurement facilities, and to plug and abandon those wells which occur dry.

POGC authorizes APACHE to act on behalf of POGC vis-a-vis any person or entity, governmental authority, court or any administrative body, with respect to all matters regarding geological and mining works or other operations related to hydrocarbon deposits located within the above described areas.

APACHE POLAND shall have the right, subject to POGC approval, to enter on its own behalf into contracts for any work necessary or desirable to attain the above referenced objective, and to apply for any governmental authorizations required for such works.

POLSKIE GORNICTWO NAFTOWE
I GAZOWNICTWO S.A.


By /s/ Aleksander Findzinski       By /s/ Witold Weil